EXHIBIT 8(q)

                AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT

                                                                    Exhibit 8(q)

              AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT (the "Amendment") dated as of December 10, 2002, by and between VALLEY FORGE LIFE INSURANCE COMPANY (the "Company"), and AMERICAN CENTURY INVESTMENT MANAGEMENT. INC. ("ACIM" ). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

         WHEREAS, the Company and ACIM are parties to that certain Shareholder Services Agreement dated December 31, 1999 and amended April 11, 2000 (the "Agreement") in connection with the participation by the Funds in Plans offered by the Company to its clients; and

        WHEREAS, the parties wish to supplement the Agreement as provided herein to provide for pricing error adjustments.

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows;

        1. Processing of Transactions. Section 4(b)(1) is hereby amended by adding the following language to the end of the paragraph:

                "If ACIM (or one of its affiliates) provides the Company with materially incorrect net asset value information for any Fund, the Company, on behalf of the Separate Accounts, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in calculation of net asset value per share, dividend or capital gain information shall be reported to the Company promptly upon discovery."

         2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

        3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

        4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

VALLEY FORGE LIFE INSURANCE                AMERICAN CENTURY INVESTMENT
COMPANY                                    MANAGEMNT, INC.


By:      /s/ Carol Kuntz                   By:      /s/ William M. Lyons
   ---------------------------------          ----------------------------------

Name:  Carol Kuntz                         Name:  William M. Lyons

Title:  AVP                                Title:  Executive Vice President